DERMISONICS DEVELOPS WORKING MODEL
                                       OF
                                ANTISEPTIC WAND

              IN TALKS WITH U.S. ARMY TO BUILD BATTLEFIELD VERSION

WEST CONSHOHOCKEN, PA --- FEBRUARY 6, 2006
FOR IMMEDIATE RELEASE

DERMISONICS, INC. (DMSI.OB), a pioneer in the development of ultrasonic transdermal drug-delivery technologies, announced today that it has completed the first working model of its A-Wand antiseptic delivery system and is in talks with the Army Institute of Surgical Research under the Combat Casualty Care Research Program to develop a battlefield version.

THE A-WAND (TM) is a handheld, portable, ultrasonic wand device for applying antiseptic solutions to cuts, abrasions and wounds with a replaceable Patch-Cap
(TM), which holds up to 40 ml of antiseptic solution. It uses alternating ultrasonic waveforms to enlarge the diameter of the skin pores enabling antiseptics to permeate through the skin (Stratum Corneum) into the dermis through the sweat pores.

ATTACKS CRITICAL PROBLEM OF INFECTIONS IN WOUNDED SOLDIERS - Infection is a major, potentially lethal, battlefield hazard for wounded soldiers before they can receive full medical treatment in a hospital. The Medic on the scene applies antiseptic and bandages the wound but the antiseptic only affects the outermost layers of the damaged tissue. Infection frequently results and is a major cause of amputations.

THE A-WAND ENCAPSULATES THE WOUNDED AREA WITH ANTISEPTIC - The A-Wand would be used by Medics in the field, by Mash units and for follow-up wound care to significantly reduce this hazard. Through the use of the A-Wand's ultrasound system, the antiseptic solution is "pushed" to the deeper tissue where it can more effectively fight infection BY SURROUNDING AND ENCAPSULATING THE WOUNDED AREA with antiseptic. It also has the added advantage of being able to penetrate scared tissue without damaging this basic body defense system.

Technology inventor and Dermisonics Executive Vice-President Bruce Redding commented, " The A-Wand represents a huge opportunity for Dermisonics and the various patients who could benefit from increased infection-resistant technologies. Dermisonics especially is pleased by the response from the US Army and we hope this technology finds acceptance in the field as soon as possible"


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THE NEXT GENERATION IN THE $1.2 BILLION WOUND CARE MARKET - The Company believes the A-Wand will represent a significant shift in wound-care medical science and will fundamentally change the $1.2 billion wound-care market.

INDUSTRY OPPORTUNITY AND RECEPTIVITY - As a harbinger of its immediate industry impact, the Company has already received, in addition to the military, strong indications of interest from major companies in the pharmaceutical and hospital fields.

ABOUT DERMISONICS, INC. - Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. The Company has also developed other portable ultrasonic systems for applications in the medical (Antiseptic
Wand) and skin care (U-Wand) fields.

For further information contact Bruce Haglund, CEO.

bruce.haglund@dermisonics.com
-----------------------------

DERMISONICS, INC.
2 Park Plaza, Suite 450
Irvine, California  92614
888-401-DERM (3376) Toll Free
(949) 733-11-1 Phone
(949) 733-1100 Fax
Web site: www.Dermisonics.com

European Investor Relations Contact:

Michael Drepper
Phone: +49-621-430-6130
investor-germany@dermisonics.com
--------------------------------

Legal Notice Regarding Forward-Looking Statements


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
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.


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